As filed with the Securities and Exchange Commission on April 18, 2011

Registration Statement No. 333-172778

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 2 to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Arbolada Capital Management Company

(Exact Name of Registrant as Specified in Its Governing Instruments)

Arbolada Capital Management Company

865 South Figueroa Street, Ste. 1800

Los Angeles, California 90017

(213) 244-0000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael E. Cahill, Esq.

c/o TCW Investment Management Company

865 South Figueroa Street, Ste. 1800

Los Angeles, California 90017

(213) 244-0000

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Jay L. Bernstein, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

Arbolada Capital Management Company is filing this Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-172778) solely for the purpose of filing certain Exhibits thereto as indicated on the exhibit list, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by Arbolada Capital Management Company (the “Registrant”). All amounts except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange listing fee are estimates.

SEC registration fee		$34,830
FINRA filing fee		30,500
New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 32.	Sales to Special Parties

On March 11, 2011, the Registrant issued 100 shares of common stock to TCW Capital Investment Corporation in exchange for $1,000 in cash.

Item 33.	Recent Sales of Unregistered Securities

On March 11, 2011, the Registrant issued 100 shares of common stock to TCW Capital Investment Corporation in exchange for $1,000 in cash. Such issuance was exempt from the requirements of the Securities Act of 1933 (the “Securities Act”), pursuant to Section 4(2) thereof.

Concurrently with the completion of the offering of the Company’s common stock pursuant to this registration statement, the Registrant will issue a number of shares of common stock to TCW Capital Investment Corporation and certain of the Registrant’s executive officers in exchange for $             in cash. The aggregate number of shares to be issued to TCW Capital Investment Corporation and such officers will be determined by the “Public Offering Price” set forth on the cover of the prospectus forming a part of this registration statement. Based on the currently anticipated initial public offering price of $             per share, this would result in the issuance of an aggregate of shares of common stock to TCW Capital Investment Corporation and such officers. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the indemnified person and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person is adjudged liable to the corporation unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of certain fiduciary duties as a director, except for liability to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.

Our amended and restated bylaws and certificate of incorporation provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our amended and restated bylaws and certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to the underwriting agreement to be entered into in connection with the offering of common stock pursuant to this registration statement, a substantially final form of which is filed as an exhibit to this registration statement, the underwriters will agree to indemnify our directors, officers and persons controlling us, within the meaning of the Securities Act, the Securities Exchange Act of 1934 or any U.S. federal or state statutory law or regulation or at common law or otherwise, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 35.	Treatment of Proceeds From Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.    See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement:

(b) Exhibits.    The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Form of Amended and Restated Certificate of Incorporation of Arbolada Capital Management Company.†

3.2	Form of Amended and Restated Bylaws of Arbolada Capital Management Company.†

4.1	Specimen Certificate of Common Stock.†

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*

10.1	Form of Registration Rights Agreement among Arbolada Capital Management Company, TCW Capital Investment Corporation, Arbolada Management LLC and certain executive officers of Arbolada Capital Management Company.

10.2	Form of Management Agreement between Arbolada Capital Management Company and Arbolada Management LLC.

10.3	Form of Stock Purchase Agreement by and between Arbolada Capital Management Company, TCW Capital Investment Corporation and certain executive officers of Arbolada Capital Management Company.

10.4	Form of Manager Equity Plan.

10.5	Form of Non-Employee Director Stock Plan.

10.6	Form of Initial Restricted Stock Award Agreement under the Director Stock Plan.

21.1	Subsidiaries of Arbolada Capital Management Company.†

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).*

*	To be filed by amendment.
†	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 18, 2011.

ARBOLADA CAPITAL MANAGEMENT COMPANY

By:		/s/ Eric Arentsen
	Name:	Eric Arentsen
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Arentsen Eric Arentsen	Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2011

/s/ Richard M. Villa Richard M. Villa	Chief Financial Officer (Principal Accounting and Financial Officer)	April 18, 2011

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Form of Amended and Restated Certificate of Incorporation of Arbolada Capital Management Company.†

3.2	Form of Amended and Restated Bylaws of Arbolada Capital Management Company.†

4.1	Specimen Certificate of Common Stock.†

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the securities being registered.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*

10.1	Form of Registration Rights Agreement among Arbolada Capital Management Company, TCW Capital Investment Corporation, Arbolada Management LLC and certain executive officers of Arbolada Capital Management Company.

10.2	Form of Management Agreement between Arbolada Capital Management Company and Arbolada Management LLC.

10.3	Form of Stock Purchase Agreement by and between Arbolada Capital Management Company, TCW Capital Investment Corporation and certain executive officers of Arbolada Capital Management Company.

10.4	Form of Manager Equity Plan.

10.5	Form of Non-Employee Director Stock Plan.

10.6	Form of Initial Restricted Stock Award Agreement under the Director Stock Plan.

21.1	Subsidiaries of Arbolada Capital Management Company.†

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).*

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).*

*	To be filed by amendment.
†	Previously filed.